MANUFACTURING AND PURCHASE AGREEMENT

between
Garland Broadcast Investors, Inc., a Texas corporation,
doing business as Cadco Systems ("CADCO ")
and
Siricomm, Inc., a Delaware corporation ("Siricomm")

"Effective Date": October 26th, 2006

CADCO agrees to manufacture the products described on attached Schedule 1 ("Products"), sell the finished Products to Siricomm, and ship them, at Siricomm's expense, to the location specified on each Siricomm purchase order ("Purchase Order"). Siricomm agrees to purchase the finished Products from CADCO. The manufacture, sale and purchase of the finished Products will be governed by the terms and conditions of this Agreement.

1.0 PRODUCT PURCHASE PRICES.

1.1 Purchase prices ("Purchase Prices") for the Products are set forth on Schedule 1 and are effective for the period(s) and on the terms stated herein. Purchase Prices are FOB CADCO's plant of manufacture and are net of all taxes, duties, and all other charges.

1.2 Purchase Prices will be reviewed by Siricomm and CADCO as each Purchase Order is submitted by Siricomm to CADCO. CADCO will notify Siricomm of any industry-wide or sole source situations that affect prices or delivery schedules such as, but not limited to, shortages or over-stocks of components. In such event, CADCO and Siricomm will use good faith efforts to mutually agree on equitable adjustments to the Purchase Prices and delivery schedules at the time of each affected Purchase Order. If the parties cannot agree, the Purchase Order in question shall be deemed rejected and Siricomm shall be free to have the Purchase Order filled by any third party on terms that are more favorable to Siricomm than those offered by CADCO.

2.0 SIRICOMM PURCHASE ORDERS.

2.1 Products will be manufactured, packed and shipped in a commercially reasonable manner and according to a mutually agreed schedule set forth in each accepted Purchase Order. Purchase Orders may be issued in hard copy or, subject to the provisions of Section 11.7 below, electronic data interchange ("EDI"). Purchase Orders (i) may be issued on a monthly basis (or at such other intervals as may be mutually agreed), (ii) will cover Siricomm's demand for Products for a minimum of ninety (90) days, (ii) will state the number of Products to be manufactured and shipped during the period covered by the Purchase Order, (iii) shall provide CADCO with the exact specifications for and configuration of Products to be shipped and (iv) contain such other terms as Siricomm may wish to include. Only Purchase Orders that are issued and accepted by shall be firm.

2.2 Siricomm will also provide a rolling ninety (90) day forecast of projected Product purchases beyond ninety (90) days for planning purposes only. These are not firm, and will be issued at thirty (30) day intervals. CADCO shall, at thirty (30) day intervals, deliver to Siricomm a written report detailing, as of that date, the following information: (i) the status of all Products being manufactured by CADCO for Siricomm and (ii) the inventories of component parts and raw materials that CADCO has on hand for such Products.

2.3 CADCO will purchase adequate material and engage sufficient personnel to manufacture Products according to the quantity and delivery schedules set forth in accepted Purchase Orders in effect from time to time during the term of this Agreement.

3.0 PAYMENT TERMS.

Payment terms are 50% down for the total order with net thirty (30) days from invoice date on the remaining 50% due with each shipment. Invoices shall state the correct amount of Product and price, reference Siricomm's Purchase Order number, and reference CADCO's packing slip number. The invoice date shall be no earlier than the ship date. Payments are not subject to off-set or setoff. Acceptance of a partial payment will not be a waiver of the right to be paid the remainder due.

4.0 WARRANTIES AND REMEDIES

4.1 CADCO warrants to Siricomm that each Product shall be free from defects in workmanship and materials for twenty-four (24) months from the Product ship date (the "Product Warranty").

4.1.1 The Product Warranty shall not apply to (i) Product that is abused, damaged, altered or misused other than by CADCO, or (ii) Product damaged by external causes not directly contributed to by CADCO.

4.1.2 Products shall be considered free from defects in workmanship if they (i) are manufactured in accordance with CADCO's manufacturing workmanship standards, (ii) conform to the Product specifications, (iii) successfully complete Siricomm's documented product acceptance tests ("Product Acceptance Tests") and (iv) are packed for shipping in a commercially reasonable manner. Product Acceptance Tests may include function tests and system level tests performed after successful completion of advanced technical engineering. Product Acceptance Tests may be performed at CADCO and/or Siricomm's integration facility. Siricomm may perform additional acceptance testing that measures a different array of performance criteria, but the parties agree that the documented Siricomm Product Acceptance Tests will be the measurement standard to determine if the Product meets specifications at the time of testing. The specific Product Acceptance Tests that will be required in connection with the Products

involved will be identified in each Purchase Order, reviewed quarterly and revised upon mutual written agreement.

4.2.1 ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY CADCO NO LATER THAN THIRTY (30) DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD FOR THE PRODUCT.

4.2.2 THE PRODUCT WARRANTY IS THE ONLY WARRANTY GIVEN BY CADCO. CADCO MAKES, AND SIRICOMM RECEIVES, NO OTHER WARRANTY EITHER EXPRESSED OR IMPLIED. ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR SIRICOMM SUPPLIED MATERIALS, ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.

4.2.3 UNLESS EXPRESSLY AGREED TO BY CADCO IN WRITING, CADCO MAKES NO WARRANTY THAT THE PRODUCTS WILL (i) MEET ANY SPECIFICATION NOT MADE KNOWN TO AND AGREED TO BY CADCO, OR (ii) RECEIVE THE APPROVAL OF OR BE CERTIFIED BY UNDERWRITERS LABORATORY, ANY FEDERAL, STATE, LOCAL OR FOREIGN GOVERNMENT AGENCY (INCLUDING WITHOUT LIMITATION THE FEDERAL COMMUNICATIONS COMMISSION) OR ANY OTHER PERSON OR ENTITY ("REGULATORY STANDARDS"). CADCO ASSUMES NO RESPONSIBILITY FOR OBTAINING SUCH APPROVALS OR CERTIFICATIONS, OR MEETING SUCH SPECIFICATIONS. NOTWITHSTANDING THE FOREGOING, HOWEVER, CADCO WARRANTS THAT IT'S MANUFACTURING PROCESS WILL NOT ALTER OR DEVIATE FROM REGULATORY STANDARDS IF SIRICOMM HAS QUALIFIED THE PRODUCTS FOR SUCH STANDARDS.

4.3 Siricomm's exclusive remedy for any breach of the Product Warranty shall be, at CADCO's option: (i) repair by CADCO at the facility of original manufacture, (ii) replacement of the defective Product or (iii) return of the Purchase Price.

4.4 CADCO's Product Warranty obligations will cease only upon completion of the agreed upon warranty period or at such time that Siricomm has removed its test equipment from CADCO's premises and Siricomm's integration facility such that CADCO no longer has the test capability to perform the Product Acceptance Tests or information from Siricomm to determine CADCO's Product Warranty obligation.

4.5 Siricomm warrants to CADCO that any documentation or other data that it provides CADCO to manufacture the Products is of their ownership, accurate and complete, unless Siricomm informs CADCO otherwise.

Unless otherwise agreed in writing, intellectual and other property of every description furnished to CADCO by Siricomm or for which CADCO has been fully reimbursed by Siricomm, including any replacements for and any materials affixed or attached, shall be the personal property of Siricomm. Such property shall at all times be properly

maintained and identified by CADCO and shall be held at CADCO's risk and expense. CADCO hereby authorizes Siricomm to sign and file such documents as may be necessary or convenient to give record notice of Siricomm's ownership of and title to any such property. CADCO agrees not to use any intellectual or other property owned by Siricomm in the manufacture or design of any products for CADCO's own account or the account of any third-party; provided, however, the foregoing restriction shall not apply to the information and technology CADCO already possesses to produce its own products or to information and technology that CADCO may develop independently of Siricomm.

All inventions, intellectual property and other information developed in the course of CADCO's performance of this agreement that relate to Products, shall be owned by Siricomm and shall be deemed confidential and proprietary property of Siricomm.

4.6 CADCO will repair Products that are outside the warranty period or otherwise excluded from Warranty coverage, on mutually agreed prices and terms and conditions.

5.0 INSPECTION.

5.1 Siricomm is required to inspect each shipment of Products and give CADCO written notice of any defects or count or other discrepancies within forty five (45) days of receipt. If Siricomm does not inspect Products within forty five (45) days, the Products will be considered accepted by Siricomm; any Product defects reported after forty five (45) days will be covered by the warranty provisions of this Agreement. Siricomm will follow CADCO's written return material authorization procedure for return of Products (a copy of which is attached hereto as Schedule 2). CADCO will also issue a report in connection with each Product that fails to pass inspection. Such report shall specify the root cause of the failure, the corrective action taken, and the process correction taken at CADCO to prevent recurrence of specific failure.

6.0 RESCHEDULING AND CANCELLATION.

6.1 Siricomm may not cancel production of Products within forty-five (45) days prior to their scheduled ship dates. CADCO will, however, make commercially reasonable efforts to accommodate any requests by Siricomm to reconfigure Products at any time prior to ship date. No reconfigurations will take place until the Parties have reached mutual written agreement on schedule impacts and price adjustments.

7.0 NON-RECURRING ENGINEERING CHARGES.

7.1 Siricomm and CADCO will mutually agree on CADCO provided non-recurring engineering charges and set-up fees ("NRE") required to manufacture the Products. NRE charges will be billed to Siricomm as mutually agreed upon in writing.

8.0 CHANGES TO THE PRODUCTS.

8.1 CADCO will not make any changes to the Products without Siricomm's prior written authorization. CADCO will make Siricomm's requested engineering changes ("EC") to the Products. An EC request will include sufficient information for evaluation of its feasibility and cost impact. CADCO will respond to EC requests in writing and provide cost and other relevant data within a time period that is reasonable considering the magnitude of the EC.

8.2 Siricomm may from time to time change the specifications for the Products or the work required of CADCO hereunder, and CADCO agrees to make commercially reasonable efforts to comply. If changes result in a change in CADCO's costs or in the time for performance, an adjustment will be made. Any adjustment must be in writing and CADCO shall not be required to implement such change until the Parties have mutually agreed upon the price.

9.0 INVENTORY INDEMNIFICATION.

9.1 Upon cancellation of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, Siricomm shall be responsible for:

(i) all finished Products scheduled for shipment within the thirty (30) days immediately following CADCO's receipt of the cancellation or termination notice (the "Notice");

(ii) all work-in-process, scheduled in accordance with Siricomm's cancelled Purchase Order and CADCO's agreed upon lead times for production of Siricomm Product, at the time of receipt of the Notice.

(iii) all components, subassemblies and other material purchased in accordance with CADCO's agreed upon lead times for production of Siricomm Product and to fill a Purchase Order or authorized to be purchased by Siricomm which are on hand or on order at the time of receipt of the Notice. Without limitation this includes piece part inventory made obsolete or excessive due to changes to the specifications or Products, minimum buy quantities, and reel quantities.

Items (i)-(iii) are referred to as the "Termination Inventory". In calculating the quantity of finished Products under (i) above, Products rescheduled for manufacture and shipment during the sixty (60) days immediately prior to receipt of the Notice may be counted by CADCO.

9.2 CADCO will make every reasonable effort to use the Termination Inventory on other programs at the plant where the Products are manufactured, and other CADCO plants world wide, will cancel all outstanding material orders with vendors, and will

attempt to return piece parts to vendors. Siricomm will be responsible for agreed upon shipping costs, re-stocking fees, and cancellation fees actually incurred by CADCO to cancel or return any portion of the Termination Inventory to vendors.

9.3 Within thirty (30) days from termination or cancellation, CADCO will document the Termination Inventory to Siricomm, and Siricomm and CADCO will review and agree on the contents of the Termination Inventory. CADCO will then ship the Termination Inventory and invoice Siricomm, who will purchase the Termination Inventory remaining after vendor cancellations and returns and after other program use, as follows: (i) for piece part inventory and authorized long lead time components - at CADCO's standard cost, (ii) for work in progress - at a reasonable pro rata percentage of the finished Product Purchase Price; and (iii) for finished Product - at the Purchase Price in effect at termination or cancellation. Siricomm will be responsible for any negative price differentials between the price CADCO paid for the piece part inventory and authorized long lead time components and the price at which CADCO was able to return and/or utilize the items on other programs. CADCO will credit Siricomm for any positive price differentials.

10.0 TERM AND TERMINATION.

10.1 The term of this Agreement shall be three (3) years from the Effective Date and, unless terminated as provided for below, will be automatically renewed for one (1) year periods thereafter. Either party must give the other ninety (90) days notice of its intent not to renew.

10.2 This Agreement may be terminated by either party upon the occurrence of any one or more of the following events: (1) failure by either party to perform any of its material performance obligations under this Agreement and to cure such failure within sixty (60) days after receipt of written notice describing the failure in sufficient detail, or if the failure cannot be completely cured within sixty (60) days, failure to make substantial progress towards a cure within the sixty (60) day period; or (2) entering into or filing of a petition, arrangement of proceeding seeking: an order for relief under the bankruptcy laws of the United States or similar laws of any other jurisdiction; a receivership for any of its assets; a composition with or assignment for the benefit of its creditors; a readjustment or debt; or its dissolution or liquidation. This Agreement will apply to all Products purchased during the six (6) month period immediately following termination. CADCO agrees that it shall cooperate with any new party that Siricomm has selected to manufacture the Products(including Siricomm itself) in order to assure a smooth transition of manufacturing responsibilities and capability, and shall promptly upon request turn over to such party any and all equipment, information, documentation, and/or other materials belonging or pertaining to Siricomm.

11.0 GENERAL.

11.1 This agreement and its attachments make up the entire agreement between the parties regarding the Products. This Agreement supersedes all prior oral and written

agreements and understandings between the parties relating to the Products, and may only be amended or modified in a writing signed by an authorized representative of each party. Except as specifically provided herein, the terms and conditions of any Purchase Order, acknowledgment, schedule, or other form or document of Siricomm or CADCO shall not apply.

11.2 Each party agrees to comply with all applicable laws and regulations concerning the performance of their respective obligations hereunder.

Unless otherwise agreed, Siricomm shall be (i) the exporter of record for any Products and/or Product documentation exported from the United States, and shall comply with all applicable U.S. export control statutes and regulations, and (ii) the importer of record for all Products exported from the U.S. and later imported and returned to Siricomm or to CADCO. CADCO will cooperate with Siricomm in obtaining any export or import licenses for the Products.

Siricomm hereby certifies that it will not knowingly export, directly or indirectly, any U.S. origin technical data or software acquired from CADCO or any direct product of that technical data or software, to any country for which the United States Government requires an export license or other approval, without obtaining such approval from the United States Government.

11.3 Except for the Products or portions of the Products which are CADCO's design, Siricomm is responsible for the design of the Products. Upon CADCO's demand, Siricomm will promptly defend, indemnify and hold CADCO, its officers, directors, employees, agents, successors and assigns, harmless from and against every kind of cost, expense or loss(including attorneys' fees and legal costs) directly relating to any claim or threatened claim ("Claims"): (a) that any Product or portion of a Product designed or supplied by Siricomm violates the intellectual property rights of a third party (foreign or domestic); (b) that the Product has a design defect attributable to Siricomm; or (c) arising from or related to the distribution, sale or use of any Product or portion of a Product by Siricomm. Siricomm shall defend any such Claim at its own expense, and shall pay all expenses, cost and damages awarded pursuant to such Claim. CADCO shall notify Siricomm promptly upon learning of any Claim or threatened Claim and shall grant to Siricomm full and complete authority to defend the Claim. CADCO shall cooperate with and provide all relevant information in its possession to Siricomm to aid in the defense. Siricomm shall reimburse CADCO for its expenses in providing such cooperation. Notwithstanding the foregoing, Siricomm shall have no responsibility to defend, indemnify or hold CADCO harmless regarding any, Claims based on CADCO's sole negligence, intentional misconduct or breach of this Agreement, and CADCO hereby agrees to promptly defend, indemnify and hold Siricomm, its officers, directors, employees, agents, successors and assigns, harmless from and against any Claims associated with CADCO's sole negligence, intentional misconduct or breach of this Agreement in the manner set forth above. The preceding obligations of each party will apply whether the Claim is based upon contract, tort or any other legal theory. Each party shall purchase or maintain commercially reasonable insurance, including product

liability insurance, covering all of its potential indemnification liability hereunder. Each shall name the other as an additional insured under such coverage and bear any additional costs occasioned by the inclusion of an additional party under such coverage.

11.4 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR A THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY (INCLUDING WITHOUT LIMITATION LOST PROFITS AND OPPORTUNITY).

11.5 This Agreement is intended solely for the benefit of the executing parties and their permitted successors and assigns. No other person or entity shall have any rights under or in connection with this Agreement.

11.6 Neither party may sell, transfer or assign any right, duty or obligation granted or imposed upon it under this Agreement without the prior written consent of the other party.

11.7 The parties agree that transmission of data by EDI (electronic data interchange) will not occur until a separate agreement governing such transmissions is executed. Upon execution, such EDI agreement will become an attachment to this Agreement.

11.8 Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party. Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence. As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than ninety (90) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order. The party claiming the force majeure event shall be liable for any applicable cancellation charges and be responsible for termination obligations, both as provided for in this Agreement. This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

11.9 Siricomm is the only entity authorized to purchase Product hereunder and the individual executing this Agreement certifies they have the legal authority to bind Siricomm. Any affiliates, subsidiaries, and permitted assigns ("Assignees") of Siricomm which Siricomm wishes to purchase Product hereunder must execute a copy of this Agreement and Siricomm warrants that any and all obligations and debts of the Assignees will be discharged in a timely fashion. Siricomm shall be liable for performance of the Assignees hereunder including, without limitation, payment of all monies.

11.10 This Agreement and performance by CADCO and Siricomm under it shall be governed by the laws of the state of Texas.

11.11 Prior to either party commencing any legal action under this Agreement, the parties agree to try, in good faith, to settle the dispute amicably between them. If after thirty (30) days, the dispute has not been settled to the satisfaction of both parties, then the parties agree to engage a third party mediator, to help settle the matter. Either party may demand a meeting with a mediator to be held within thirty (30) days of the demand, and each party shall appoint a representative of at least the Vice Presidential level who shall personally attend the meeting. The mediation will be held at a location convenient to both parties and each party will be responsible for their own costs and expenses, except that the costs of the mediation will be shared equally between them. If such dispute resolution process is unsuccessful, either party may pursue any and all remedies available at law or in equity.

11.12 THE PARTIES AGREE THAT TIME IS OF THE ESSENCE UNDER THIS AGREEMENT AS TO THE PERFORMANCE OF THE PARTIES' RESPECTIVE OBLIGATIONS.

11.13 In entering into and carrying out its obligations under this agreement, CADCO shall operate as an independent contractor. This agreement does not establish CADCO as a joint venture, partner or employee of Siricomm or an agent or representative of Siricomm other than to the extent expressly provided herein. Neither party shall have any rights by virtue of this agreement to participate in any other business ventures of the other party nor any revenues, profits or losses derived therefrom. Each party shall be solely responsible for the manner and means by which it performs its obligations hereunder. Each party shall have the right to appoint and shall be solely responsible for the actions of and costs associated with its own employees, agents and representatives. Neither party's employees, agents and representatives shall have any claim for compensation, benefits or reimbursement against the other party.

11.14 Each party shall hold all non-public information of or concerning the other party learned by virtue of this agreement in complete confidence and shall protect against the unauthorized disclosure of such information to third parties by using the same degree of care, but no less than a commercially reasonable degree of care, as such party uses to protect its own non-public information of a like nature. Each party shall limit dissemination of, and access to, non-public information concerning the other to its personnel necessary for it to carry out the purposes described in this agreement. The foregoing non-disclosure provisions shall survive the termination of this agreement.

12. Preferred Vendor Status

12.1 CADCO will be during the term of this agreement the preferred vendor for the products supplied to Siricomm by CADCO. Preferred vendor status shall mean that if CADCO is able to supply the products to Siricomm at or below a price offered by a third party Siricomm will use CADCO as its supplier. CADCO may use third party vendors approved in writing by Siricomm to help it support its pricing or supply to Siricomm. Unless Siricomm is entitled to (i) deal with third parties directly by virtue of Section 1.2

above or (ii) terminate this Agreement pursuant to Section 10.2 above, Siricomm shall not deal directly with any of the third party vendors identified by CADCO in connection with the manufacture of Products but shall deal with such third party vendors only through CADCO.

IN WITNESS WHEREOF, the parties have executed this Manufacturing and Purchase Agreement as of the Effective Date.

SIRICOMM, INC.

By: [signature]
Name: William W. Graham
Title: CEO

GARLAND BROADCAST INVESTORS, INC.,
a Texas corporation,
doing business as Cadco Systems

By: [signature]
Name: Steven Ohnsc
Title: Ceos

Schedule 1

Products and Purchase Prices

Products	Purchase Price Per Unit
Siricomm Pulse Box	$330.00 — @ 1000 pieces - ORDER 11/1/06

The component parts of the Siricomm Pulse Box include the following:

- Siricomm Pulse Box controller
- GPS Dome and hardware
- Current Sensors
- Harnesses

Unless otherwise specified in an issued and accepted Purchase Order, the foregoing Purchase Price Per Unit calls for the Products to be shipped at the rate of 200 units per shipment at a time frame to be agreed upon by both parties.

Schedule 2

CADCO Return Material Authorization Procedure
